UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2017

AppYea, Inc.
(Exact name of registrant as specified in its charter)

South Dakota
(State or other jurisdiction of incorporation)

333-190999	46-1496846
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 600, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(817) 887-8142

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2017, the Company entered into and closed a financing transaction with Auctus Fund, LLC, consisting of a Securities Purchase Agreement, a Convertible Promissory Note, and a Warrant.

The Securities Purchase Agreement provides that Auctus Fund, LLC would receive a Convertible Promissory Note in an amount of $85,000 in exchange for a funding amount of $85,000, and as additional consideration would also receive a Warrant for the purchase of an additional 42,500,000 shares of common stock. The Convertible Promissory Note will accrue interest at a rate of 12% per annum, default interest at a rate of 24% per annum, and will be convertible at a price equal to the lesser of (i) the lowest trading price during the previous twenty-five trading day period ending on the last complete trading day prior to the date of the note, and (ii) the variable conversion price, which is defined as 55% multiplied by the market price. The “market price” is defined as the lowest trading price for the common stock during the twenty-five trading day period ending on the last complete trading day prior to the conversion date. The “trading price” is defined as the lowest trade price on the OTC Pink, OTCQB or applicable trading market. Auctus Fund, LLC shall not be able to convert the promissory notes in an amount that would result in the beneficial ownership of greater than 4.99% of the outstanding shares of the Company, with the exception that the limitation may be waived by Auctus Fund, LLC with 61 days prior notice. If, at any time when the note is issued and outstanding, the Company sells or issues shares of common stock for no consideration or for a consideration price per share less than the conversion price in effect on the date of such issuance, the conversion price for the note would be reduced to the amount of the consideration per share received by the Company for such dilutive issuance. If the Company prepays the note on or before 90 days following the date of the note, the Company shall be required to pay 135%, multiplied by the sum of the outstanding principal of the note, plus all accrued and unpaid interest and default interest if any. If the Company prepays the note during the period beginning 91 days and ending 180 days from the issue date of the note, the Company shall be required to pay 150% multiplied by the sum of the then outstanding principal amount of the note, plus accrued and unpaid interest and default interest, if any.

The warrant issued to Auctus Fund, LLC allows for the purchase of up to 42,500,000 shares of the Company’s common stock for a five year period, expiring on October 12, 2022, with an exercise price of $0.0005 per share. The warrants also contain a cashless exercise feature, based on a cashless exercise formula.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

The Convertible Promissory Note and Warrant issued by the Company pursuant to the terms of the Securities Purchase Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and 4(a)(5) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. No general solicitation or general advertising was used in connection with the offering of the Convertible Promissory Note and Warrant. The investor an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Company disclosed to the investor, and the investor acknowledged, that the shares underlying the Convertible Promissory Note and Warrant may not be sold unless they are registered under the Securities Act or unless an exemption from registration is available.

The material terms and conditions of the transaction are described in, and copies of the full text of those documents are filed with this Current Report on Form 8-K, which are incorporated herein by reference.

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 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

In reviewing the agreements included or incorporated by reference as exhibits to this Current Report on Form 8-K, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Current Report on Form 8-K and in our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit
Number	Description

10.1	Securities Purchase Agreement.

10.2	Convertible Promissory Note.

10.3	Form of Warrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPYEA, INC.

Date: October 26, 2017	By:	/s/ Douglas O. McKinnon
Douglas O. McKinnon
Chief Executive Officer

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